Exhibit 10.32

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN

SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

P53 Inc.

Option Agreement

MGH Case No. 1289

Agreement No. A216775

This Option Agreement (“Agreement”) is made and entered into as of the 28th day of May, 2013 (“Effective Date”) by and between P53 Inc., a Delaware corporation whose principal place of business is located at 2000 Edwards Street, Houston, TX 77007 (“Company”), and The General Hospital Corporation, a not-for-profit Massachusetts corporation, d/b/a Massachusetts General Hospital (“Hospital”), whose headquarters is located at Fruit Street, Boston, Massachusetts 02114 (each a “Party” and collectively, the “Parties”).

Under research programs funded by Hospital and the U.S. Government, Hospital through research conducted by Drs. Antonio Chiocca and Xandra Breakefield, has developed an invention pertaining to Combination Viral-Based and Gene-Based Therapy of Tumors, which is described and claimed in U.S. Patent No. US 6,602,499 as further described in Exhibit A (“Patent Rights”). Company desires to enter into an exclusive option agreement for an agreed-upon period of time which will give Company an exclusive option to negotiate a license in the License Field (as hereinafter defined) to commercially develop and use the technology covered by Patent Rights. Hospital is willing to grant such an option subject to the terms and conditions below.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Option Grant

1.1 Hospital hereby grants to Company the exclusive right to negotiate a worldwide, royalty-bearing license under Hospital’s rights in Patent Rights in the field of using viral mutants for selectively killing neoplastic cells (“License Field”) for the duration of the Option Period (the “Option”).

1.2 The Option granted in Section 1.1 shall commence on the Effective Date and shall automatically expire (unless sooner terminated in accordance with this Agreement) 12 months therefrom, unless extended by mutual consent of the Parties (the “Option Period”). If Company wishes to extend the Option Period for up to an additional 6 months, such extension shall be agreed upon by both Parties in writing, and Company shall pay Hospital an additional non-refundable option fee in the amount of $[***].

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1.3 It is understood and agreed that nothing herein shall be construed to grant Company an option or license, express or implied, under any patent or patent application owned solely or jointly by Hospital, other than the Option to Patent Rights expressly granted hereunder.

2.	OPTION TERMS

2.1 This option comprises a promise by Hospital not to offer the Patent Rights cited in Exhibit A to others during the Option Period and if the Option is exercised, subject to Sections 3 and 4 below, a commitment to enter into an exclusive license (the “License”) under the terms described herein and in such form that is standard for an early stage biotechnology company. In consideration of the Option being granted, Company shall pay Hospital a non-refundable [***] ($[***]) (the “Option Fee”), which shall be due upon full execution of this Option Agreement.

2.2 Payment of the Option Fee made hereunder shall reference Agreement #A216775 and be made by wire transfer of immediately available funds in United States dollars as follows:

ACH Credit: ABA # 011-000-138

Federal Reserve Wire: ABA#026-009-593

SWIFT Code: BOFAUS3N

Account #0050169434

Massachusetts General Hospital

Bank of America

100 Federal Street

Boston, MA 02110

Checks for all payments due to the Hospital under this Agreement shall be made payable to the Hospital and addressed as set forth below:

Massachusetts General Hospital

BOA-Lockbox Services

PCSR Lockbox #415007

MA5-527-02-07

2 Morrissey Blvd

Dorchester, MA 02125

2.3 Should Hospital receive written notification from Company exercising said Option during the Option Period, the Parties agree to enter into a 90 day negotiation period to negotiate a license to the Patent Rights described in Exhibit A, consistent with the terms in Section 3 below.

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3.	CONTEMPLATED LICENSE TERMS

3.1 Company acknowledges that the exclusive license contemplated in Section 2.1 would include license terms typical of agreements between academic institutions and industry, including but not limited to:

(i) provisions for the payment of reasonable royalties to Hospital such as a [***] ([***]%) on net sales of licensed products. Licensed products may be sold in combination with or as part of other therapeutically active substances which are covered by a third party’s U.S. and/or foreign patent(s) or patent application(s). In determining royalty payments for such combination products, the parties agree that the net sales for such combination product shall be calculated as the fractional number but in no case less than one third (1/3), which the licensed product represents in such combination product multiplied by the selling price of the combination product received by licensee.

(ii) provisions for the payment of reasonable development milestones such as first dosed patient in a Phase III clinical trials and market approval; and

(iii) provisions for the payment of a reasonable one-time payment triggered by a liquidity event at which Company shall pay Hospital a [***]% of all considerations Company receives in such liquidity event, said payment to be reduced by the fractional number which the Hospital’s licensed product actually represents in a combination product with other drugs at the time of the liquidity event, but in no case less than one third (1/3) of the [***].

(iv) provisions for the [***]% of all sublicense fees subject to reduction by the fractional number which the Hospital’s licensed product represents in a combination product with other drugs but in no case [***].

(v) payment by Company of Hospital’s previously unreimbursed patent costs associated with Patent Rights (estimated to be $[***] as of the Effective Date of this Agreement);

(vi) payment by Company of on-going reasonable patent costs in all countries covered by the license;

(vii) specific time-limited due diligence obligations for the development and commercialization of a product;

(viii) product liability indemnification and insurance provisions acceptable to Hospital’s liability insurance carriers; and

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(ix) Hospital’s, Hospital’s affiliates’ and inventors’ right to make and use the subject matter described and/or in Patent Rights and to permit others at academic and/or not-for-profit institutions to use the subject matter described and/or claimed in Patent Rights for research and educational purposes.

3.2 In addition to Section 3.1, Hospital’s grant of any license contemplated In the Agreement is further contingent upon the ability of the parties to reach agreement on license language that is consistent with Hospital’s policies, including but not limited to its Conflict of Interest policies, and Company achieving Diligence Requirements described in Section 4.

3.3 If the technology covered by Patent Rights was invented at least in part with federal funding, Company’s license would also be subject to the rights, conditions and limitations imposed by U.S. law including without limitation the royalty-free non-exclusive license granted to the U.S. government (see 35 U.S.C. § 202 et seq. and regulations pertaining thereto) and any relevant regulations and guidelines, including the NIH Policy and Guidelines for Research Tools (64 Fed. Reg. 28205).

3.4 In the event that, despite good faith negotiations, the parties are unable to reach agreement on mutually acceptable terms and execute a license agreement on or before the last day of the Option Period (or any mutually agreed upon extension of the Option Period), Company’s rights and Hospital’s obligations hereunder will cease and Hospital shall be free to license Patent Rights within or outside of the License Field to any other party.

4.	DILIGENCE REQUIREMENTS

4.1 The Company will conduct its own research evaluation for fitness with Company R&D. Company agrees that during the Option Period, it shall use best efforts to achieve the following milestones (“Diligence Requirements”):

(a) Adopt a business plan reasonably acceptable to Hospital;

(b) Obtain sufficient resources to execute the business plan employing commercially reasonable efforts;

(c) During the Research Evaluation Testing the Company will evaluate combination treatments of transferred materials with other viral gene therapies and conventional cancer treatments;

(d) Provide Hospital with a written report stating the progress made during the Research Evaluation Testing at 8 and 12 months after the Effective Date.

5.	MATERIALS TRANSFER AND RESEARCH EVALUATION TESTING

5.1 Company desires to obtain certain materials developed at or by Hospital, and its personnel, to support internal research in vitro and in animals ongoing at Company. Hospital is committed to the dissemination of information and material relating to viral mutants and methods of using these viral mutants for selectively killing neoplastic cells

5.2 The materials transferred pursuant to this Agreement are rRp450 and MGH2 herpes viral vector (“Original Materials”). For purposes of this Agreement, “Progeny” shall mean any unmodified descendant of the Original Material; “Replicates” shall mean any copy or duplicate of the Original Material; “Cross-bred Progeny” shall mean any modified descendant of the Original Material derived from breeding or crossing the Original Material with another animal or material; “Simple Derivatives” shall mean any substance or material created that constitutes an unmodified functional subunit of, or unmodified product expressed by, the Original Material; and “Modification” shall mean new substances created by Company that contain, incorporate, are based on or result from the Original Material, Progeny, Replicates, Cross-bred Progeny or Simple Derivatives or any combination of same, which are not themselves Progeny, Replicates, Cross-bred Progeny or Simple Derivatives. All of the foregoing, exclusive of the Modifications, shall be referred to as the “Hospital Materials.” The Original Materials are currently relating to the Patent Rights optioned in this Agreement, and Hospital reserves all rights therein and thereto.

5.3 Company shall use the Hospital Materials solely for Research Evaluation Testing under this Agreement as set forth in Exhibit B and as claimed in Patent Rights (collectively the “Research”), and Company acknowledges and agrees that any other use may require a written license from Hospital. Company shall promptly provide Hospital with written reports of all results of Research and related data. Company shall use the Hospital Materials and Modifications in compliance with all applicable federal, state and local laws, rules, ordinances and regulations and, without limitation, shall not use the Hospital Materials in human subjects, in clinical trials, for diagnostic purposes involving human subjects. Company warrants that only employees of Company or its contract service providers shall participate in the Research Evaluation Testing. Company shall not distribute Hospital Materials to any other third party.

5.4 Company shall acknowledge Hospital, in accordance with scientific and academic custom, in all published, written or oral communications concerning the Hospital Materials or Modifications. Upon acceptance of any article, document or other writing for publication or public disclosure, Company shall provide Hospital, at least seven (7) days prior to actual publication or public disclosure, with a courtesy, advance copy of such article, document or other writing.

5.5 Notwithstanding anything express or implied to the contrary herein, all right, title and interest in and to the Hospital Materials shall be owned solely by Hospital. Company agrees that, except as expressly set forth herein, this Agreement does not create or imply any license to any Hospital rights or property other than explicitly stated in the Agreement. All right, title and interest in and to the Modifications shall be determined in accordance with applicable U.S. laws; provided, however, (i) that Hospital shall retain all right, title and interest in and to the Hospital Materials contained or incorporated in the Modifications.

5.6 Company shall own, and Hospital shall have access to, all documentation, records, data, specimens or other work product (“Data”) generated during performance and in connection with the Research Evaluation Testing,

5.7 Company will own any inventions made by Company during the course of performing the Research Evaluation Testing using Hospital Materials, and U.S. patent laws will be followed.

5.8 Company hereby grants Hospital a non-exclusive, royalty free license to Modifications, and Data from the Research Evaluation Testing whether or not patentable, for academic and/or internal research purposes. Company agrees to promptly (within thirty (30) days) inform Hospital in writing, in strict confidence, of any Modification, or invention or discovery, whether patentable or not, conceived or reduced to practice by Company in connection herewith, whether or not a Modification.

5.9 THE HOSPITAL MATERIAL IS PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PURPOSE, QUALITY OF SERVICE, OR THAT THE HOSPITAL MATERIAL, OR ANY USE THEREOF, WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. Company acknowledges and agrees that not all the characteristics of the Hospital Materials are known and It is possible the Hospital Materials are volatile or dangerous.

5.10 Upon conclusion of the Research Evaluation Testing under this Agreement, or expiration or termination of this Agreement for any reason upon thirty (30) days written notice by either Party, or immediate termination of this Agreement by Hospital for breach by Company or on account of Company’s insolvency (reasonably perceived by Hospital or otherwise anticipated), whichever comes earlier, Company agrees to discontinue all use of the Hospital Materials and return remaining Hospital Materials to Hospital, or lawfully dispose of them (and provide written notice of same).

6.	INDEMNIFICATION

Company agrees that Hospital and its affiliates and its and their respective directors, trustees, officers, appointees, employees, staff, representatives and agents (“Hospital Indemnitees”) shall have no liability, and Company shall indemnify, defend and hold harmless the Hospital Indemnitees from and against all claims, loss, matters, liabilities, costs and damages, including without limitation attorneys’ fees and court costs, as incurred and in advance of judgment (“Loss”), relating to third party actions or matters arising from: (a) the use, storage, handling or disposal of the Hospital Materials by Company; (b) the Research; (c) the manufacture, use, sale or other distribution of any product, device, protocol or process by Company related in any manner to, or arising from, this Agreement; and (d) the breach of this Agreement by Company, except to the extent such Loss is directly caused by the intentional or willful misconduct of Hospital. Hospital shall provide Company with timely written notice of any matter for which it seeks indemnification or defense hereunder; provided, however, that the failure to give such notice shall not limit obligations of Company hereunder except solely to the extent that Company can demonstrate it was actually prejudiced by such failure. Hospital shall be entitled to the reasonable selection of counsel in respect of such matter; provided, Company shall be entitled to make meaningful recommendations in respect of strategy, defense and settlement. No settlement or admission of wrongdoing by Hospital shall be entered into without Hospital’s prior written consent, as determined in its sole discretion. NOTWITHSTANDING ANYTHING EXPRESS OR IMPLIED HEREIN TO THE CONTRARY, HOSPITAL SHALL NOT BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, SPECIAL AND/OR PUNITIVE DAMAGES HEREUNDER REGARDLESS OF THE FORSEEABILITY THEREOF OR WHETHER HOSPITAL HAS BEEN ADVISED OF THE LIKLIHOOD THEREOF, INCLUDING WITHOUT LIMITATION LOST PROFITS OR GOODWILL.

7.	DISCLAIMER

HOSPITAL MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS AND THE RIGHTS GRANTED HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FORA PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS, OR THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND HEREBY DISCLAIMS THE SAME. SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, HOSPITAL MAKES NO WARRANTY OR REPRESENTATION (i) REGARDING THE VALIDITY OR SCOPE OF ANY OF THE CLAIM(S), WHETHER ISSUED OR PENDING, OF ANY OF THE PATENT RIGHTS, AND (ii) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY PRODUCT WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF HOSPITAL OR OF ANY THIRD PARTY.

8.	CONFIDENTIALITY.

During the performance of the Research Evaluation Testing and for five (5) years thereafter, the Parties will treat all plans, methods, technical specifications, materials and analyses disclosed by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) and any other documents marked confidential, as proprietary and confidential and will take all reasonable steps to prevent disclosing the same to any third party. Hospital shall not make any disclosure regarding the Research Evaluation Testing, without Company’s prior written consent. Notwithstanding any other provisions, a party shall have no liability or obligation to the other party nor be in any way restricted in its disclosure of or use of any confidential information which:

i.	is already lawfully known to the Receiving Party; or

ii.	is or becomes publicly known by any means through no wrongful act of the Receiving Party, or

iii.	is received from a third party entitled to make such transfer without violating an obligation of confidentiality and without breach of this agreement; or

iv.	is independently developed by or for the Receiving Party; or is required to be disclosed by law or in accordance with the order of a court of competent jurisdiction.

In the event that confidential information is required to be disclosed pursuant to subsection (iv), the party required to make disclosure shall notify the other to allow that party to assert whatever exclusions or exemptions may be available to it under such law or regulation, the event disclosure is required by law or regulation. The party will disclose only the minimum amount of confidential information required by such law or regulation in the reasonable opinion of its legal counsel. Both Parties hereby acknowledge and agree that they have concluded after consultation with their legal counsel that no disclosure regarding the execution of this Agreement (or either Party’s expected obligations under it) is required by law or regulation.

9.	MISCELLANEOUS

9.1 This Agreement, and the rights and obligation hereunder, may not be assigned or transferred by Company, unless to an affiliate entity, without the prior written consent of Hospital, such consent not to be unreasonably withheld. This agreement constitutes the entire agreement of the Parties, and supersedes any prior and contemporaneous agreements, relating to the subject matter hereof. This Agreement may not be modified or altered except by a written instrument signed by the Parties. No provision or right hereunder may be waived, except by a written instrument signed by the Parties. In the event that one or more of the provisions in this Agreement, in whole or in part, shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. Any notice sent hereunder shall be deemed received three (3) days after being sent by certified mail or one (1) day after being set by reputable overnight carrier to:

For Hospital:	Executive Director Research, Ventures and Licensing
Research & Licensing
Partners HealthCare System, Inc.
101 Huntington Avenue; 4th Floor
Boston, MA 02199

For Company:	P53 Inc.
7070 El Vuelo Del Este
P.O. Box 1574
Rancho Santa Fe, CA 92067

9.2 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any choice of law principles that would dictate the application of the law of another jurisdiction. The Parties hereby irrevocably consent to the exclusive jurisdiction of the state or federal courts of the Commonwealth of Massachusetts and agree to interpose no objection or defense premised in whole or in part on lack of personal jurisdiction, inconvenient forum or want of venue. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature or by PDF. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns. No rule of strict construction shall be applied against either Party. The following section shall survive the termination or expiration of this Agreement: 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 6, 7, 8, 9.2, 9.3.,

9.3 Each Party agrees that it will not use the name, trademark, service mark, logo or other identifying characteristic (“Name”) of the other Party or any of its affiliates, or any of its or their respective directors, trustees, officers, appointees, employees, staff, representatives or agents, in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the Party or individual whose Name is to be used. In the case of Hospital, such approval shall be given solely by the Public Affairs Department.

9.4 Termination.

(a) Company shall have the right to terminate this Agreement upon thirty (30) days advance written notice of termination to Hospital;

(b) If Company shall fail to perform any of its obligations under this Agreement, including but not limited to payment of the Option Fee as provided in Section 2.1 and obligations as described in Sections 4 and 5.6, Hospital may give written notice of default to Company. If Company fails to cure such breach within fourteen (14) calendar days of default notice from Hospital, the Option granted to Company under this Agreement will automatically terminate and Hospital shall have no further obligations hereunder.

(c) Unless sooner terminated pursuant to Sections 9.4(a) and 9.4(b) above, this Agreement shall automatically expire in accordance with Section 1.2.

In witness whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the effective date first above written.

For Hospital:	For P53:

/s/ Irene Abrams	/s/ Robert E. Sobol
Director	Robert E. Sobol, MD
Research, Ventures & Licensing	President & CEO
Partners Healthcare

Exhibit A

Combination viral-based and gene-based therapy of tumors

Patent number; 6602499

Filing date: Apr 30, 1999

Issue date: Aug 5, 2003

Application number: 09/302,952

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Exhibit B

Research Evaluation Testing

Evaluation of the rRp450 and MGH2 herpes viral vector treatments in combination with other viral vectors and cancer therapies in tumor models.

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